Contact:	Corey Horsch
Vice President, Investor Relations
and Treasurer
(405) 225-4800

SONIC DECLARES QUARTERLY DIVIDEND

OKLAHOMA CITY (July 7, 2016) -- Sonic Corp. (NASDAQ:SONC), the nation's largest chain of drive-in restaurants, today announced that its Board of Directors declared a quarterly cash dividend of $0.11 per share of common stock to be paid to shareholders of record as of the close of business on August 10, 2016, with a payment date of August 19, 2016.

Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the company's Board of Directors.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. Over more than 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated more than $5 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in today's youth. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn more about SONIC's Limeades for Learning initiative, please visit Limeadesforlearning.com.

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